Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AAC Holdings, Inc.

Brentwood, Tennessee

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No.333-199161 and 333-201218) of AAC Holdings, Inc. of our report dated March 10, 2015, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, LLP

Nashville, Tennessee

March 10, 2015